Press Release

MuniMae Announces $192 Million Fixed-Rate Bond Securitization

BALTIMORE – (BUSINESS WIRE) – Nov. 16, 2006 – Municipal Mortgage & Equity, LLC (NYSE: MMA) announced today that one of its subsidiaries, MuniMae TE Bond Subsidiary, LLC (“TEBS”), has completed a $192 million, fixed rate bond securitization with a private placement of Class A TEBS Tax-Exempt Multifamily Housing Certificates, Series 2006A (the “Class A Certificates”). The Class A Certificates have an initial term of 7 years, bear interest at 4.26% per annum and are secured by 26 fixed rate tax exempt multifamily housing revenue bonds. The net proceeds will be used to refinance $177 million of floating rate TEBS senior obligations and originate investments in tax exempt revenue bonds.

The securities referenced in this press release have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company also provides investment management and advisory services for institutional investors. Assets under management exceed $17 billion including investments in over 3,000 multifamily properties, containing more than 320,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. MuniMae also conducts activities through wholly owned taxable corporate subsidiaries. Distributions to shareholders are normally declared quarterly.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of the audit of our financial statements, completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of the Company or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MuniMae.com

CONTACT: MuniMae
Timothy J. Lordan, 888-788-3863

SOURCE: MuniMae